Registration No. 33 --
  As filed with the Securities & Exchange Commission on February 28, 1996
-----------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  SEITEL, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

               Delaware                             76-0025431
  -------------------------------      ------------------------------------
  (State or other jurisdiction of      (I.R.S. Employer Identification No.)
   incorporation or organization)

                              50 Briar Hollow Lane
                            West Building, 7th Floor
                              Houston, Texas 77027
                                 (713) 627-1990
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  SEITEL, INC. 1993 INCENTIVE STOCK OPTION PLAN
                      SEITEL, INC. 1995 WARRANT RELOAD PLAN
                  ---------------------------------------------
                              (Full Title of Plans)

                            Paul A. Frame, President
                                  Seitel, Inc.
                 50 Briar Hollow Lane, West Building, 7th Floor
                              Houston, Texas 77027
                                 (713) 627-1990
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:

      Debra D. Valice                            W. Mark Young, Esq.
   Chief Financial Officer              Gardere Wynne Sewell & Riggs, L.L.P.
        Seitel, Inc.                         333 Clay Avenue, Suite 800
   50 Briar Hollow Lane                         Houston, Texas 77002
  West Building, 7th Floor                         (713) 308-5500
    Houston, Texas 77027
  --------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE


       Title of Each                           Proposed            Proposed
          Class of                             Maximum (1)          Maximum             Amount of
       Securities to      Amount to be      Offering Price        Aggregate           Registration
       be Registered      Registered (1)       Per Unit         Offering Price             Fee
       --------------------------------------------------------------------------------------------

            Common
          Stock, Par
        Value $.01 Per
            Share            2,051,122          $26.50 (2)        $54,354,733            $18,750
       --------------------------------------------------------------------------------------------

         (1) The aggregate number of securities registered hereunder is 2,051,122 shares of Common Stock which have been authorized and reserved for issuance under the Company's 1993 Incentive Stock Option Plan and 1995 Warrant Reload Plan. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement covers such additional shares of Common Stock to be offered or issued to prevent dilution as a result of future stock splits, stock dividends or similar transactions.

         (2) The fee with respect to these shares has been calculated pursuant to paragraphs (c) and (h) of Rule 457, upon the basis of $26.50, the average of the high and low prices reported on the New York Stock Exchange on February 23, 1996 (being within five business days prior to the date of the filing of this Registration Statement).

                                        2

                                EXPLANATORY NOTE

         This Registration Statement contains two parts: the first part contains a Prospectus on Form S-3 (in accordance with Section C of the General Instructions to Form S-8) which covers re-offers and re-sales by the Selling Stockholders listed, from time to time, in the Prospectus of shares of Common Stock of the Company to be issued upon exercise of options granted under the Company's 1993 Incentive Stock Option Plan and upon exercise of warrants granted under the 1995 Warrant Reload Plan.

         The second part contains information required in the Registration Statement pursuant to Part II of Form S-8.

         Pursuant to Note to Part I of Form S-8, the Plan Information specified by Part I is not being filed with the Securities and Exchange Commission, as such information will be sent or given to each employee participant in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Act"). This information and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.

PROSPECTUS                        SEITEL, INC.
(Form S-3)
                                2,051,122 Shares
                                  Common Stock
                           ($.01 Par Value Per Share)
                        --------------------------------

                        1993 INCENTIVE STOCK OPTION PLAN
                            1995 WARRANT RELOAD PLAN

                        --------------------------------

         This Prospectus is being used in connection with the offering, from time to time, by certain stockholders (the "Selling Stockholders") of Seitel, Inc. (the "Company") of shares of common stock, $.01 par value per share (the "Common Stock") which have been or may be acquired upon exercise of options granted under the 1993 Incentive Stock Option Plan (the "Option Plan") and warrants granted under the 1995 Warrant Reload Plan (the "Reload Plan").

         The securities being registered hereby (the "Securities") may be sold, from time to time, by the Selling Stockholders, directly or indirectly, through agents designated from time to time, in one or more open market transactions, including block trades, on the New York Stock Exchange, in privately negotiated transactions, or in a combination of such methods of sale. Such sales may be made through dealers or underwriters to be designated, on terms to be determined at the time of sale, or at prices and at terms then prevailing or at prices related to the then current market price. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), in connection with such sales. To the extent required, the specific securities sold, the name of the Selling Stockholders, the purchase price, public offering price, name of any such agent, dealer or underwriter, and any applicable discount or commission with respect to a particular offer will be set forth by supplement to this Prospectus. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any of the proceeds from the sale of these shares, but will receive the aggregate exercise price of options exercised under the Option Plan and warrants exercised under the Reload Plan. The Company's Common Stock is presently listed on the New York Stock Exchange under the symbol "SEI." The closing price for the Common Stock on the New York Stock Exchange on February 23, 1996, was $26.625.

                        --------------------------------

                     SEE "RISK FACTORS" FOR CERTAIN MATTERS
                    TO BE CONSIDERED BY PROSPECTIVE INVESTORS

                        --------------------------------
                The date of this Prospectus is February 28, 1996.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        --------------------------------

         No person is authorized in connection with the offering made by this Prospectus to give any information or to make any representations not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated by reference in this Prospectus must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for that person to make an offer or solicitation. Neither the delivery of this Prospectus or any sale made under this Prospectus shall, under any circumstance, create any implication that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                        --------------------------------

                              AVAILABLE INFORMATION

         Seitel, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street,
Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, in Washington, D.C. at prescribed rates. In addition, the Company's Common Stock is listed on the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and reports, proxy and information statements and other information can be inspected at the offices of the Exchange.

         The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Additional information concerning the securities offered hereby is to be found in the Registration Statement, including various exhibits thereto, which may be inspected at the Commission's office in Washington, D.C.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The  Company   incorporates  by  reference  into  this  Prospectus  the
following documents and portions of documents:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended by Form 10-K/A dated April 28, 1995.

         2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 1995.

         3. The Company's Current Report on Form 8-K dated January 2, 1996.

         4. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 1994.

         5. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated March 27, 1991 (Registration Number 0-14488).

         6. All other reports filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus prior to the termination of this offering.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of that person, a copy of all other documents incorporated by reference into the Registration Statement of which this Prospectus is a part, other than exhibits to those documents. Requests should be directed to Debra D. Valice, Seitel, Inc., 50 Briar Hollow Lane, West Building, 7th Floor, Houston, Texas 77027 (telephone: (713) 627-1990).

                                   THE COMPANY

         The Company and its subsidiaries (the "Company"), located in Houston, Texas, are a leading provider of seismic data and related geophysical services and expertise to the petroleum industry. The Company has evolved into a diversified energy concern with several niche operations, including one of the largest independent seismic data libraries in the United States; three-dimensional seismic data acquisition, processing and interpretation technology; direct participation in exploration, development and ownership of natural gas and crude oil reserves; and natural gas marketing.

         Since its inception in 1982, the Company has been engaged in the development of a proprietary library of seismic data, created by both the Company and others. The Company's seismic data library is owned and marketed by Seitel Data, Ltd., a Texas limited partnership of which wholly-owned Seitel subsidiaries constitute all of the limited and general partners. Seitel Data, Ltd. markets the data library, which consists of both two-dimensional ("2D") and three-dimensional ("3D") data, to oil and gas companies under license agreements. Seismic surveys and the analysis of seismic data for the identification and definition of underground geological structures are principal techniques used in oil and gas exploration and development to determine the existence and location of subsurface hydrocarbons.

         Through its wholly-owned subsidiary, Seitel Geophysical, Inc., the Company commenced 3D seismic recording and crew operations in June, 1993. The Company utilizes 1300-channel telemetric systems to record the 3D surveys that the Company is conducting in the difficult marsh/swamp and transition-zone areas onshore in the U.S. Gulf Coast region. Most seismic recording equipment use cables to transmit data and do not operate as efficiently in wetland areas as telemetry-based seismic systems like those used by the Company, which use radio signals for data transmission. In February, 1994, the Company added an in-house seismic data processing center in order to accommodate the Company's 3D surveys. This processing center, located at the Company's Houston headquarters, features sophisticated computer hardware and software designed specifically to process 3D seismic data. The Company's integrated operations include its large 2D seismic library, seismic recording systems and crews geared specifically to conduct 3D surveys, the seismic data processing center and computer software, and the Company's geophysical application experience in interpreting 3D data.

         In March, 1993, the Company formed DDD Energy, Inc. ("DDD Energy"), a wholly-owned subsidiary, to participate directly in petroleum exploration, development and ownership of hydrocarbon reserves through cost and revenue sharing relationships with oil and gas producers. The Company's objective is to participate through DDD Energy in exploration and development programs which combine the Company's 3D and 2D seismic resources and related geophysical technologies with the geology and engineering expertise and land positions of selected petroleum producers.

         In the fall of 1993, the Company entered the gas marketing field through the formation of Seitel Gas & Energy Corp. ("SG&E"), a wholly-owned subsidiary of the Company. SG&E was formed to provide large-volume consumers of natural gas with cost savings as compared with rates charged by local utilities, as well as flexible sources of supply and other benefits and services tailored to end-users' respective usage requirements.

                                  RISK FACTORS

         Prospective purchasers of the Common Stock should carefully consider, in addition to the other information contained in this Prospectus and any accompanying Prospectus Supplement, the following risk factors.

         Competition. Competition in the Company's various businesses is intense. In the seismic data acquisition and resale industry, several other independent oil-service companies create and market seismic data, and numerous oil and gas companies create seismic data and maintain their own seismic data banks. Due to difficult industry conditions since the late 1980's, the number of independent seismic companies has decreased, and oil and gas companies have acquired an increasing portion of their seismic data from outside sources, including the Company. In the oil and gas exploration and production business, there are numerous oil and gas companies competing for the acquisition of mineral properties. In the gas marketing field there are numerous companies competing for customers. Although the Company has significant operating history in its seismic data licensing operations, it has limited operating history in seismic data acquisition, oil and gas exploration, and gas marketing. Some of the Company's competitors have longer operating histories, greater financial resources and larger sales volumes than the Company. Although the Company believes that its fully-integrated seismic resources and technical, geophysical and marketing expertise will allow it to compete effectively in the seismic data industry, the oil and gas exploration and development industry, and the natural gas marketing industry, there can be no assurance that this will be the case.

         Industry Conditions. Demand for the Company's seismic data services depends primarily upon the level of spending by oil and gas companies for exploration, production and development activities. These spending levels tend to increase and decrease with increases and decreases in the commodity prices for oil and gas, so that demand for the Company's seismic data services is affected to some degree by market prices for natural gas and crude oil, which have historically been very volatile. Revenues generated by the Company's oil and gas exploration and development business increase and decrease with increases and decreases in the market prices of oil and gas. Revenues generated by the Company's gas marketing business depend on natural gas prices and usage levels. A substantial or extended decline in oil and gas prices could have a material adverse effect on the Company's financial position. In addition, if oil and gas prices decrease materially, the Company may be unable to find partners willing to pay the relatively high costs of exploration and development and grant the Company an interest in production in exchange for seismic data. Further, as high quality 3D data becomes more widely available from other sources, the Company may be unable to obtain the same level of working interests in oil and gas properties in exchange for use of its 3D data. Also, other factors beyond the Company's control may affect its oil and gas operations. These factors include the level of supply of natural gas and oil, the availability of adequate pipeline and other transportation and processing facilities and the marketing of competitive fuels. See also "Compliance with Governmental Regulations."

         Operating Risks. The Company's seismic data acquisition activities are subject to the general risks incident to land seismic data acquisition activities, including the use of explosives, which subject personnel to risk of injury due to accidental explosions resulting from the mishandling of equipment and supplies, and environmental claims. The Company operates in areas of difficult terrain, such as in marshes and swamps, that can pose risks to personnel and equipment. The Company has not experienced any material losses or environmental claims to date, but there can be no assurance that it will not experience such losses or claims in the future. To the extent available, the Company maintains general liability insurance coverage against these potential claims, the nature and amount of which the Company believes to be customary in the industry. There can be no assurance that adequate insurance will be available in the future, or that the Company will be able to maintain adequate insurance on terms and conditions it finds acceptable.

         The Company's oil and gas operations are subject to hazards incident to the drilling of oil and gas wells, such as cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, or other environmental risks, as well as to the risk that no commercially producible natural gas or oil reserves will be encountered. Some of these hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, environmental damage and suspension of operations. In addition, the cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, weather conditions and shortages or delays in the delivery of equipment. These risks are typically shared by the Company and its petroleum company partners. The Company also seeks to reduce dry hole risks by utilizing 3D seismic data, where deemed appropriate, to assist in the determination of where to drill. Since the Company does not act as operator in its oil and gas drilling business, it is dependent upon its petroleum company partners to conduct operations in a manner so as to minimize these operating risks. In accordance with industry practice, the Company maintains insurance against some, but not all, of these operating risks. There can be no assurance that adequate insurance will be available in the future, or that the Company will be able to maintain adequate insurance on terms and conditions it finds acceptable. As a result of the risks inherent in oil and gas operations, there can be no assurance as to the success of the Company's oil and gas exploration, development and production activities.

         Holding Company Structure. The Company has no operations or significant assets other than through its ownership of the capital stock of its subsidiaries. Dividends and other permitted payments from such subsidiaries will be the primary source of funds to pay dividends on the Common Stock. The rights of the Company and its creditors to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

         Dependence on Key Personnel. The Company's operations are dependent upon a relatively small group of management and technical personnel. The loss of one or more of these individuals could have a material adverse effect on the Company. The Company utilizes equity ownership and other incentives to attract and retain its employees. In addition, the Company's President and Chief Executive Officer, Paul A. Frame, Executive Vice President and Chief Operating Officer, Horace A. Calvert, and Senior Vice President of Finance and Chief
Financial Officer, Debra D. Valice, all have employment agreements with the Company.

         Geographic Concentration of Operations. Most of the Company's seismic data in its seismic data library, as well as most of the Company's existing interests in oil and gas properties, are located along the coast and offshore in the U.S. Gulf of Mexico. Because of this concentration, any regional events that increase costs, reduce availability of equipment or supplies, reduce demand or limit production will impact the Company more adversely than if the Company were geographically diversified.

         Compliance with Governmental Regulations. The oil and gas industry, in general, is subject to extensive governmental regulation, which may be changed from time to time in response to economic or political conditions. In particular, oil and gas exploration and production is subject to federal and state regulations governing environmental quality and pollution control, state limits on allowable rates of production by well or proration unit, and other similar regulations. State and federal regulations generally are intended to prevent waste of natural gas and oil, protect rights to produce natural gas and oil between owners in a common reservoir, control the amount of natural gas and oil produced by assigning allowable rates of production, and control contamination of the environment. Also, the Company believes that the trend toward more expansive and stricter environmental laws and regulations will continue. The implementation of new, or the modification of existing, laws or regulations affecting the oil and gas industry could have a material adverse impact on the Company.

         Shares Eligible for Future Sale. No prediction can be made as to the effect, if any, that future sales of shares of the Company's capital stock, or the availability of shares of capital stock for future sale, will have on the market price of such stock prevailing from time to time. The Company is authorized to issue 20,000,000 shares of Common Stock, par value $.01 per share, of which 9,469,128 shares are outstanding as of February 23, 1996. In addition, as of February 23, 1996, the Company has outstanding the following securities which are convertible into Common Stock, which are held by or issuable pursuant to options, warrants and other rights granted prior to the date hereof and exercisable within 60 days of the date hereof, and are eligible for sale currently or immediately upon exercise:

                  (i) $1,696,000 Principal Amount 9% Convertible Subordinated Debentures due March 31, 2002, convertible at $9.28 per share, which debentures have been called for redemption on March 31, 1996, and can be converted on or prior to March 25, 1996;

                  (ii) Common Stock Purchase Warrants to purchase an aggregate of 1,790,479 shares of Common Stock with various exercise prices and maturities; and

                  (iii) Options to purchase up to 640,045 shares of Common Stock under the Company's 1993 Incentive Stock Option Plan, 1984 Incentive Employee Stock Option Plan, Non-Employee Directors Stock Option Plan, and Non-Qualified Stock Option Plans.

         In addition, the Company's Board of Directors has the ability to issue from time to time up to 5,000,000 shares of Preferred Stock, in one or more series, with such dividend, liquidation, conversion, sinking fund, redemption, preference and, subject to certain limitations, voting rights, as the Board, in its discretion, may determine. As of the date of this Prospectus, no shares of preferred stock are outstanding.

         Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options or warrants), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

                                 USE OF PROCEEDS

         The Company will not receive any part of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. The Company will, however, receive the exercise price of options granted under the Option Plan ($8,291,250 if all of the currently outstanding options for shares registered hereunder are exercised) and warrants granted under the Reload Plan upon exercise thereof, which options or warrants must be exercised before the Selling Stockholders can sell the shares offered hereunder. The exercise price of the options and warrants is determined at the time of grant of such options or warrants. The Company intends to use the proceeds from the exercise of the options and warrants for general corporate purposes.

                COMMON STOCK OFFERED BY THE SELLING STOCKHOLDERS

         This Prospectus covers offers, from time to time, of a total of 2,051,122 shares of Common Stock held or to be held by the employees of the Company pursuant to the Company's (i) recently adopted amendments to the Option Plan, under which amendments an additional 405,000 shares, which are registered hereunder, have been reserved for issuance to employees of the Company upon exercise of options granted under the Option Plan, and (ii) Reload Plan, under which warrants to purchase up to a total of up to 1,646,122 shares of Common Stock may be granted to employees of the Company.

                              SELLING STOCKHOLDERS

         1993 Incentive Stock Option Plan. As originally adopted in 1993, the Option Plan provided for the Company to grant options to purchase up to 295,000 shares of the Company's Common Stock. These 295,000 shares have previously been registered on a Registration Statement on Form S-8, Registration No. 33-78560, filed with the Commission on May 5, 1994. Effective May 12, 1995, the Company amended the Option Plan to increase the number of shares for which options could be granted under the Option Plan by 405,000 shares, so that options to purchase up to an aggregate of 700,000 shares of Common Stock of the Company may now be granted under the Option Plan. This Prospectus may be used by employees of the Company who are deemed to be affiliates of the Company under the Act for the resale of any of such 405,000 shares of Common Stock issued to them upon exercise of options granted under the Option Plan. As of February 28, 1996, options to purchase 305,000 of these 405,000 shares had been granted under the Option Plan. If and when any of the balance of these 405,000 shares of Common Stock are issued upon exercise of options granted under the Option Plan and are sought to be offered for resale by the Selling Stockholders, the number of shares of Common Stock beneficially owned by each Selling Stockholder, the number of shares acquired upon exercise of such options granted under the Option Plan and the number of shares offered for resale pursuant to this Prospectus will be indicated by Prospectus Supplement.

         1995 Warrant Reload Plan. This Prospectus may be used by employees of the Company who are deemed to be affiliates of the Company under the Act for the resale of shares of Common Stock issued to them upon exercise of the warrants granted under the 1995 Warrant Reload Plan.

         Selling Stockholders. The following table sets forth (i) the name and relationship to the Company of each such Selling Stockholder, (ii) the number of shares of Common Stock and the percentage of the outstanding Common Stock which each such Selling Stockholder owned as of February 23, 1996, including shares which may be acquired within 60 days upon the exercise of outstanding options and warrants, (iii) the number of shares which may be acquired upon the exercise of previously granted options under the Option Plan and offered hereby, and (iv) the number of shares which may be acquired under the 1995 Warrant Reload Plan and offered hereby.

         All information set forth below has been furnished to the Company by the Selling Stockholders and other sources which the Company has not verified. Because the Selling Stockholders may sell all or a part of the Securities they hold pursuant to this Prospectus, or any supplement thereto, and the fact that this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Securities that will be held by the Selling Stockholders upon termination of this offering.

                                                                                  Number of Shares
                                                                                   Issuable Under           Number of Shares
                                                               Percentage        Options Previously          Issuable Under
                                            Shares Owned      Owned as of          Granted Under            Warrant Reload
                                           As of February     February 23,        Option Plan and          Plan and Offered
    Name and Relationship                    23, 1996(1)         1996(1)         Offered Hereunder            Hereunder
-----------------------------------------------------------------------------------------------------------------------------------

Horace A. Calvert(2)                        535,976              5.4%                 50,000                   345,399
Executive Vice President
President - DDD Energy, Inc.

Walter M. Craig, Jr.(3)                      30,981                *                       0                    30,652
Director

Paul A. Frame(4)                            517,378              5.3%                 50,000                   345,399
President

Jay M. Green(5)                              61,970                *                  15,000                    24,271
Vice President - Investor Relations

Marcia H. Kendrick(6)                         9,235                *                  15,000                       952
Chief Accounting Officer

David S. Lawi(7)                            254,576              2.6%                 25,000                   202,863
Chairman of the Executive Committee

Jesse R. Marion(8)                           42,938                *                  25,000                    10,577
President - Seitel Delaware, Inc. and
Seitel Data, Ltd.

Herbert M. Pearlman(9)                      369,719              3.8%                 50,000                   245,291
Chairman of the Board

Jay N. Silverman(10)                         45,629                *                  25,000                     3,282
President - Seitel Geophysical, Inc.

Debra D. Valice(11)                         149,546              1.6%                 25,000                    78,666
Senior Vice President of Finance,
Treasurer and Secretary

David A. Wegner(12)                          89,417                *                  25,000                    80,627
President - Seitel Gas & Energy Corp.


------------------
* less than 1%

(1) Includes shares that may be acquired within 60 days upon exercise of outstanding options and warrants.

(2) Calvert: Includes 23,002 and 355,023 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $2.80 to $5.57 per share, and the exercise prices of the warrants range from $11.25 to $24.00 per share.


                                       13




(3) Craig: Includes 30,652 shares which may be acquired from the Company within 60 days upon exercise of common stock purchase warrants. The exercise prices of the warrants range from $30.13 to $32.00 per share.

(4) Frame: Includes 21,719 and 345,399 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $3.11 to $5.57 per share, and the exercise prices of the warrants range from $13.05 to $24.00 per share.

(5) Green: Includes 20,000 and 24,271 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $7.88 to $40.00 per share, and the exercise prices of the warrants range from $5.38 to $24.00 per share.

(6) Kendrick: Includes 6,667 and 952 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise price of the options is $7.88 per share, and the exercise price of the warrants is $24.00 per share.

(7) Lawi: Includes 202,863 shares which may be acquired from the Company within 60 days upon exercise of common stock purchase warrants. The exercise price of the warrants range from $13.05 to $32.00 per share.

(8) Marion: Includes 17,083 and 10,577 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $5.38 to $30.00 per share, and the exercise price of the warrants is $24.00 per share.

(9) Pearlman: Includes 245,291 shares which may be acquired from the Company within 60 days upon exercise of common stock purchase warrants. The exercise prices of the warrants range from $13.05 to $32.00 per share.

(10) Silverman: Includes 30,531 and 3,282 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $5.38 to $30.00 per share, and the exercise price of the warrants is $24.00 per share.

(11) Valice: Includes 9,844 and 83,512 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $5.57 to $11.30 per share, and the exercise prices of the warrants range from $11.25 to $24.00 per share.

(12) Wegner: Includes 8,790 and 80,627 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $7.88 to $11.30 per share, and the exercise price of the warrants is $31.60 per share.

                              PLAN OF DISTRIBUTION

         All Securities covered by this Prospectus are being offered for the accounts of the Selling Stockholders. The Securities may be sold, from time to time, in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale, at terms then prevailing or at prices related to the then current market price or at negotiated prices. The Securities may be sold in one or more open market transactions on the New York Stock Exchange or in privately negotiated transactions. The Securities may be sold by various methods, including, but not limited to, one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction,
(b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this Prospectus, (c) a transaction on the New York Stock Exchange in accordance with the rules of such exchange, and (d) ordinary brokers transactions and transactions in which the broker solicits the purchasers. Alternatively, the Selling Stockholder may from time to time offer the securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions, or commissions from the Selling Stockholders and/or purchasers of Securities for whom they act as agents. In addition, any of the Securities which qualify for sale pursuant to Rule 144 under the Act, or otherwise pursuant to an applicable exemption under the Act, may be sold other than pursuant to this Prospectus.

         The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of Securities may be deemed to be underwriters, and any profit on the sale of the Securities by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Act. Brokers or dealers acting in connection with the sale of the Securities contemplated by this Prospectus may receive commissions in connection therewith.

         At the time a particular offer of Securities is made, to the extent required, a supplement to this Prospectus will be distributed which will identify the Selling Stockholders, identify and set forth the aggregate amount of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Securities purchased from the Selling Stockholder, any discounts, commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which the Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. The Company will pay all of the expenses incident to the registration and certain other expenses related to this offering of the Securities, other than underwriting commissions and discounts, normal commission expenses and brokerage fees, applicable transfer taxes and attorneys' fees of Selling Stockholders' counsel.

         The Selling Stockholders have entered into indemnification agreements with the Company pursuant to which the Company will be indemnified against failure by the Selling Stockholders to deliver a Prospectus if required, as well as against certain civil liabilities, including liabilities under the Act or the Exchange Act, incurred in connection with any untrue (or alleged untrue) statement of a material fact or omission of a material fact in this Registration Statement to the extent such liability relates to information supplied by the Selling Stockholder for inclusion in the Registration Statement or Prospectus.

         In order to comply with certain states' securities laws, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Securities may not be sold unless the Securities have been registered or qualify for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                                  LEGAL MATTERS

         The validity of the Shares will be passed upon for the Company by Gardere Wynne Sewell & Riggs, L.L.P., Houston, Texas.

                                     EXPERTS

         The consolidated financial statements of the Company and its subsidiaries incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

         The estimate of natural gas reserves contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, was obtained from reserve reports dated January 1, 1995, prepared by Forrest A. Garb & Associates, Inc., and are incorporated herein in reliance upon the authority of said firm as experts in such matters.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

      Item 3: Incorporation of Documents by Reference. The Company incorporates by reference into this Registration Statement the following documents which have been or will be filed by the Company with the Securities and Exchange Commission (the "Commission"):

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended by Form 10-K/A dated April 28, 1995.

         2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 1995.

         3.       The  Company's  Current  Report on Form 8-K  dated  January 2,
                  1996.

         4. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Act of 1934, as amended (the "Exchange Act"), since December 31, 1994.

         5. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated March 27, 1991 (Registration Number 0-14488).

         In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

      Item 4:     Description of Securities.  Not applicable.

      Item 5:     Interests of Named Experts and Counsel.  Not applicable.

      Item 6: Indemnification of Directors and Officers. Section 145(a) of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the indemnitee must not have had reasonable cause to believe his conduct was unlawful.

         Section 145(b) of the General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation; provided, however, that if the person is found to be liable to the corporation, no indemnification shall be made except to the extent that the court determines that indemnification is fair and reasonable under the circumstances.

         Section 145(g) of the General Corporation Law provides, in general, that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him or incurred by him in any capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

         Article Eighth of the Registrant's Certificate of Incorporation and Section Six of the Registrant's Bylaws give a director or officer the right to be indemnified by the Registrant to the fullest extent permitted under Delaware law.

      Item 7:     Exemption From Registration Claimed.  Not Applicable.

      Item 8:     Exhibits:

         4.1      Form of Warrant granted under the 1995 Warrant Reload Plan.  *

         5.1      Opinion of Sewell & Riggs, P.C., legal counsel to the
                  Company.  *

         10.1 Seitel, Inc. 1993 Incentive Stock Option Plan (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1993).

         10.2 Seitel, Inc. Amendments to 1993 Incentive Stock Option Plan effective May 12, 1995 (incorporated by reference to the Company's Quarterly Report on Form 10- Q for the fiscal quarter ended June 30, 1995).

         23.1     Consent of Arthur Andersen LLP  *

         23.2     Consent of Forrest A. Garb & Associates, Inc.  *

         23.3     Consent of Sewell & Riggs, P.C. (included in Exhibit 5.1).

         24.1     Power of Attorney (included on Signature Page).

* filed herewith

      Item 9:     Undertakings.  The Company hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Company hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is therefore unenforceable. In the event that a claim for an indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the Securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 28th day of February, 1996.

                                  SEITEL, INC.


                                   BY: /s/Paul A. Frame
                                       -------------------------------
                                       PAUL A. FRAME, President, Chief
                                       Executive Officer and Director
                                       (principal executive officer)



                                   BY: /s/Debra D. Valice
                                       -------------------------------
                                       DEBRA D. VALICE, Senior Vice
                                       President of Finance, Chief Financial
                                       Officer and Director
                                       (principal financial and accounting
                                       officer)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following individuals in the capacities and on the date indicated. Each person whose signature appears below constitutes and appoints Paul A. Frame and Debra D. Valice true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 28, 1996.

               Signature                                  Title
               ---------                                  -----


    /s/Herbert M. Pearlman
    -------------------------------
    HERBERT M. PEARLMAN                    Chairman of the Board of Directors


    /s/Paul A. Frame                       President, Chief Executive Officer
    -------------------------------                    and Director
    PAUL A. FRAME


    /s/Horace A. Calvert                        Executive Vice President,
    -------------------------------        Chief Operating Officer and Director
    HORACE A. CALVERT


    /s/Debra D. Valice                       Senior Vice President of Finance,
    -------------------------------        Chief Financial Officer and Director
    DEBRA D. VALICE


    /s/ Jesse Marion
    -------------------------------
    JESSE MARION                                         Director


    /s/William L. Lurie
    -------------------------------
    WILLIAM L. LURIE                                     Director


    /s/David S. Lawi
    -------------------------------
    DAVID S. LAWI                                        Director

    /s/Walter M. Craig, Jr.
    -------------------------------
    WALTER M. CRAIG, JR.                                 Director


    /s/William Lerner
    -------------------------------
    WILLIAM LERNER                                       Director


    /s/John E. Stieglitz
    -------------------------------
    JOHN E. STIEGLITZ                                    Director

                                Index of Exhibits




  Exhibit                            Document

4.1        Form of Warrant granted under the 1995 Warrant Reload Plan.*

5.1        Opinion of Sewell & Riggs, P.C. legal counsel to the Company.*

10.1 Seitel, Inc. 1993 Incentive Stock Option Plan (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1993).

10.2 Seitel, Inc. Amendments to 1993 Incentive Stock Option Plan effective May 12, 1995 (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995).

23.1       Consent of Arthur Andersen LLP*

23.2       Consent of Forrest A. Garb & Associates, Inc.*

23.3       Consent of Sewell & Riggs, P.C. (included in Exhibit 5.1).

24.1       Power of Attorney (included on Signature Page).



* Filed herewith.